Exhibit 99.1
For Immediate News Release
July 27, 2015

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2015 OPERATING RESULTS
AND UPDATES FULL YEAR 2015 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today Net Income Attributable to Common Stockholders for the quarter ended June 30, 2015 of $172,324,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.29 for the three months ended June 30, 2015, compared to $1.21 per share for the comparable period of 2014, an increase of 6.6%. For the six months ended June 30, 2015, EPS was $2.86 compared to EPS of $2.31 for the comparable period of 2014, an increase of 23.8%.

The increase in EPS for the three and six months ended June 30, 2015 over the prior year periods is primarily due to an increase in Net Operating Income (“NOI”) from newly developed and existing operating communities, gains from net insurance recoveries and the extinguishment of debt, as well as an increase in joint venture income. The increase for the three and six months ended June 30, 2015, is partially offset by a decrease in real estate sales and related gains.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2015 increased 27.5% to $2.18 from $1.71 for the comparable period of 2014. FFO per share for the six months ended June 30, 2015 increased 21.2% to $4.06 from $3.35 for the comparable period of 2014. FFO per share adjusted for items as detailed in the Definitions and Reconciliations of this release ("Core FFO" per share) increased by 10.0% to $1.87 and 9.3% to $3.63 for the three and six months ended June 30, 2015, respectively, over the prior year periods.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the second quarter of 2015 to its April 2015 outlook:

Second Quarter 2015 Results
Comparison to April 2015 Outlook

	Per Share
	FFO	Core FFO

Projected per share - April 2015 outlook (1)	$1.94	$1.82
NOI from communities	0.03	0.03
Joint venture income	0.02	0.02
Casualty gain, net (2)	0.13	—
Gain on sale of real estate	0.07	—
Overhead, interest and other	(0.01)	—
Q2 2015 per share reported results	$2.18	$1.87

(1) The mid-point of the Company's April 2015 outlook.

(2) Net insurance recoveries for the Edgewater fire, discussed in this release.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, "Our results for the second quarter and year to date exceeded our original outlook. For the balance of the year, we expect accelerating apartment demand to support stronger performance across our business. For our updated outlook, we now expect projected 2015 Core FFO per share to increase by 11.1%, as compared with our original expectation of 8.4% growth."

Operating Results for the Quarter Ended June 30, 2015 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $43,653,000, or 10.5%, to $457,459,000. This increase is primarily due to growth in revenue from development communities and growth in Established Community revenue noted below.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

For Established Communities, average rental rates increased 5.0%, and were partially offset by a decrease in Economic Occupancy of 0.3%, resulting in an increase in rental revenue of 4.7%. If the Company were to include current and previously completed redevelopment communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.9%. Total revenue for Established Communities increased $15,361,000 to $346,995,000. Operating expenses for Established Communities increased $3,841,000, or 3.9%, to $102,854,000. NOI for Established Communities increased $11,520,000, or 5.0%, to $244,141,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the second quarter of 2015 compared to the second quarter of 2014:

Q2 2015 Compared to Q2 2014
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)
New England	3.4%	0.8%	6.8%	2.3%	14.3%
Metro NY/NJ	3.8%	(0.7)%	2.8%	2.9%	25.4%
Mid-Atlantic	0.4%	0.4%	4.6%	(0.9)%	15.4%
Pacific NW	7.4%	(0.4)%	4.6%	7.9%	5.1%
No. California	10.0%	(0.9)%	0.8%	11.7%	21.1%
So. California	6.2%	(0.3)%	4.3%	6.7%	18.7%
Total	5.0%	(0.3)%	3.9%	5.0%	100.0%

(1) Represents each region's % of total NOI for Q2 2015, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Six Months Ended June 30, 2015 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $85,366,000, or 10.5%, to $899,826,000. This increase is primarily due to growth in revenue from development communities and growth in Established Community revenue noted below.

For Established Communities, average rental rates increased 4.6%, and were partially offset by a decrease in Economic Occupancy of 0.1%, resulting in an increase in rental revenue of 4.5%. If the Company were to include current and previously completed redevelopment communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.7%. Total revenue for Established Communities increased $29,670,000 to $687,119,000. Operating expenses for Established Communities increased $6,477,000, or 3.2%, to $207,375,000. The Company’s Established Communities' operating expenses for the six months ended June 30, 2015 include $1,088,000 related to excess and unusual snow removal and other costs from severe winter storms in the Company's Northeast markets. NOI for Established Communities increased $23,193,000, or 5.1%, to $479,744,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2015 compared to the six months ended June 30, 2014:

YTD 2015 Compared to YTD 2014
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)
New England	3.1%	0.6%	10.8%	(0.7)%	13.5%
Metro NY/NJ	3.5%	(0.6)%	3.0%	2.9%	25.3%
Mid-Atlantic	0.2%	0.3%	3.7%	(0.8)%	15.8%
Pacific NW	6.8%	0.2%	3.4%	8.4%	5.2%
No. California	9.6%	(0.7)%	0.7%	11.6%	21.0%
So. California	5.9%	0.2%	(1.4)%	9.8%	19.2%
Total	4.6%	(0.1)%	3.2%	5.1%	100.0%

(1) Represents each region's % of total NOI for YTD 2015, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended June 30, 2015, the Company engaged in the following development activity:

The Company completed the development of three communities:

•	Avalon Assembly Row/AVA Somerville, located in Somerville, MA;

•	Avalon Wharton, located in Wharton, NJ; and

•	Avalon Hayes Valley, located in San Francisco, CA.

These three communities contain an aggregate of 874 apartment homes and were constructed for an aggregate Total Capital Cost of $275,500,000.

The Company started the construction of four communities:

•	Avalon Laurel, located in Laurel, MD;

•	Avalon Quincy, located in Quincy, MA;

•	Avalon Great Neck, located in Great Neck, NY; and

•	AVA NoMa, located in Washington D.C.

These communities will contain a total of 1,368 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $394,900,000.

The Company acquired one land parcel for development during the three months ended June 30, 2015, and acquired one additional land parcel for development in July 2015, for an aggregate investment of $114,000,000. The Company anticipates starting construction of apartment communities on these land parcels during the next fifteen months.

The Company added four development rights during the three months ended June 30, 2015. If developed as expected, these development rights will contain a total of 1,699 apartment homes and will be developed for an aggregate estimated Total Capital Cost of $694,000,000.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

The projected Total Capital Cost of overall development rights increased to $3.7 billion at June 30, 2015 from $3.3 billion at March 31, 2015.

Liquidity and Capital Markets

At June 30, 2015, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $168,805,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDA for the second quarter of 2015 was 5.4 times.

During the three months ended June 30, 2015, the Company sourced approximately $625,000,000 of capital from the following sources:

•
The Company issued $525,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of approximately $520,653,000. The notes mature in June 2025 and were issued at a 3.45% coupon interest rate.

•
The Company settled 609,275 shares of common stock at a settlement price of $147.72 per share, for net proceeds of $90,000,000, pursuant to the forward equity sale contract entered into in September 2014 to sell 4,500,000 shares of common stock, as described in the Company's third quarter 2014 earnings release dated October 27, 2014.

•	The Company received distributions of $9,970,000 from its investments in unconsolidated real estate entities.
The Company repaid $579,696,000 of secured indebtedness with a weighted average contractual interest rate of 6.18% and a weighted average effective interest rate of 3.67%. The Company recognized a net gain in accordance with GAAP of $7,749,000 from this repayment activity, representing the excess of the write-off of unamortized mark to market premium from the portion of debt assumed in the Archstone acquisition, in excess of the write-off of deferred financing fees and prepayment penalties incurred. The debt repayment activity was comprised of the following:

•	eight fixed rate mortgage loans secured by eight wholly-owned operating communities, which had an aggregate principal balance of $481,582,000, and contractual maturity date of November 2015, at par;

•	the fixed rate mortgage loan secured by Avalon at Edgewater, which had a principal balance of $74,531,000 and contractual maturity of May 2019, at par; and

•
two fixed rate mortgage loans secured by two wholly-owned operating communities, which had principal balances of $15,778,000 and $7,805,000, and contractual maturities of February 2041 and May 2027, incurring a prepayment penalty of $158,000.

Casualty Gain

In January 2015, a fire occurred at the Company's Avalon at Edgewater apartment community located in Edgewater, New Jersey ("Edgewater"). Edgewater consisted of two residential buildings. One building, which contained 240 apartment homes, suffered a total loss. During the three months ended June 30, 2015, the Company received $22,000,000 of additional insurance proceeds. These proceeds, partially offset by demolition and other additional incident expenses, resulted in a casualty gain for the three months ended June 30, 2015 of $17,114,000.

Third Quarter and Updated Full Year 2015 Financial Outlook

Projected EPS, Projected FFO and Projected Core FFO Outlook

For the third quarter of 2015, the Company expects projected EPS in the range of $1.54 to $1.58, and expects Projected FFO per share in the range of $2.01 to $2.05. For the full year 2015, the Company expects projected EPS in the range of $6.04 to $6.18, and expects Projected FFO per share in the range of $7.91 to $8.05.

Adjusting for the items detailed in the Definitions and Reconciliations of this release, the Company expects Projected Core FFO per share for the third quarter of 2015 to be in the range of $1.90 to $1.94, and $7.46 to $7.60 for the full year 2015.

The following table compares the Company’s July 2015 outlook for FFO per share and Core FFO per share for the full year 2015 to its January 2015 outlook:

July 2015 Full Year Outlook
Comparison to January 2015 Outlook

	Per Share
	FFO	Core FFO

Projected per share - January 2015 outlook (1)	$7.40	$7.35

Established Community NOI	0.08	0.08
Other Stabilized and Redevelopment NOI	0.02	0.02
Development NOI	(0.02)	(0.02)
Joint venture income and management fees	(0.01)	0.02
Subtotal, community NOI and joint venture income	0.07	0.10

Capital markets and transaction activity	0.26	0.06
Interest expense, including capitalized interest	0.05	0.05
Overhead and other	(0.03)	(0.03)
Casualty gain, net	0.16	—
Gain on sale of real estate assets	0.07	—

Projected per share - July 2015 outlook (1)	$7.98	$7.53

(1) The mid-point of the Company's outlook.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

Further detail of the Company's current full year 2015 outlook is provided in the full earnings release.

Other Matters

The Company will hold a conference call on July 28, 2015 at 11:00 AM ET to review and answer questions about this release, its second quarter 2015 results, the Attachments (described below) and related matters. To participate on the call, dial 888-221-3881 domestically and 913-312-0401 internationally and use conference id: 7798923.

To hear a replay of the call, which will be available from July 28, 2015 at 4:00 PM ET to August 4, 2015 at 4:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 7798923. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a management letter and teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on July 28, 2015. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of June 30, 2015, the Company owned or held a direct or indirect ownership interest in 283 apartment communities containing 82,974 apartment homes in eleven states and the District of Columbia, of which 26 communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: the Company's expectations and assumptions as of the date of this release regarding insurance coverage, potential uninsured loss amounts and on-going investigations resulting from the Avalon at Edgewater fire, as well as the ultimate cost and timing of replacing the Edgewater building and achieving stabilized occupancy in the event that the Company chooses to rebuild this community, are subject to change and could materially affect the Company's current expectations regarding the impact of the fire and related loss on the Company's financial condition and results of operations; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; the expected proceeds from settlement of the Forward are subject to adjustment for changes in the Fed Funds rate and the amount of dividends we pay on our common stock, and our receipt of settlement proceeds assumes that we will settle the Forward by physical delivery. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

The Company does not undertake a duty to update forward-looking statements, including its expected 2015 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

Core FFO is the Company's FFO as adjusted for the items outlined in the following table (dollars in thousands, except per share data):

	Q2	Q2	YTD	YTD
	2015	2014	2015	2014
FFO, actual	$290,471	$222,486	$541,051	$435,330

Adjusting Items
Joint venture gains and costs (1)	(9,571)	(3,951)	(11,572)	(6,057)
Casualty and impairment gain, net (2)	(17,114)	—	(15,521)	—
Lost NOI from Edgewater fire	1,687	—	3,334	—
Early extinguishment of debt	(7,749)	412	(7,749)	412
Gain on sale of real estate	(9,625)	—	(9,647)	—
Joint venture promote	—	—	(20,680)	—
Income taxes	997	—	997	—
Abandoned pursuits (3)	353	2,564	462	2,564
Acquisition costs	62	17	940	30
Severance related costs	16	300	1,664	300
Business interruption insurance proceeds	(66)	(587)	(154)	(587)

Core FFO	$249,461	$221,241	$483,125	$431,992

Core FFO per share	$1.87	$1.70	$3.63	$3.32

Average shares outstanding - diluted	133,086,439	130,248,321	133,131,363	129,938,232

(1) Composed primarily of the Company's proportionate share of gains and operating results for joint ventures formed with Equity Residential as part of the Archstone acquisition.

(2) Composed primarily of insurance proceeds, partially offset by costs from the fire at Edgewater.

(3) Q2 and YTD 2014 amounts are composed of write-offs expensed by the Company during the quarter and year to date periods for development rights and a retail tenant.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended June 30, 2015 as well as prior years’ activities is presented elsewhere in the full earnings release.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period.  Therefore, for 2015 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2014 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2015	2014	2015	2014

Net income attributable to common stockholders	$172,324	$158,086	$380,469	$299,825
Depreciation - real estate assets, including discontinued
operations and joint venture adjustments	119,856	111,653	238,177	220,619
Distributions to noncontrolling interests, including
discontinued operations	9	9	19	17
Gain on sale of unconsolidated entities holding previously
depreciated real estate assets	(1,718)	(449)	(10,873)	(449)
Gain on sale of previously depreciated real estate assets (1)	—	(46,813)	(70,936)	(84,682)
Impairment due to casualty loss	—	—	4,195	—

FFO attributable to common stockholders	$290,471	$222,486	$541,051	$435,330

Average shares outstanding - diluted	133,086,439	130,248,321	133,131,363	129,938,232

Earnings per share - diluted	$1.29	$1.21	$2.86	$2.31

FFO per common share - diluted	$2.18	$1.71	$4.06	$3.35

(1) Q2 and YTD 2014 include the impact of the noncontrolling portion of the gain on sale of community owned by Fund I that was consolidated for financial reporting purposes.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDA divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of Core EBITDA and a calculation of Interest Coverage for the second quarter of 2015 are as follows (dollars in thousands):

Net income attributable to common stockholders	$172,324
Interest expense, net	44,590
Income tax expense	1,293
Depreciation expense	118,627
EBITDA	$336,834

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	(1,353)
Gain on sale of communities	—
EBITDA after disposition activity	$335,481

Joint venture income	(13,806)
Casualty and impairment gain, net	(17,114)
Lost NOI from Edgewater fire	1,687
Gain on extinguishment of debt, net	(7,749)
Gain on sale of real estate	(9,625)
Other non-core adjustments	365
Core EBITDA	$289,239

Interest expense, net	$44,590

Interest Coverage	6.5 times

Net Debt-to-Core EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2015 Core EBITDA, as adjusted.

Total debt principal (1)	$6,433,889
Cash and cash in escrow	(168,805)
Net debt	$6,265,084

Core EBITDA	$289,239

Core EBITDA, annualized	$1,156,956

Net Debt-to-Core EBITDA	5.4 times

(1) Balance at June 30, 2015 excludes $7,169 of debt discount as reflected in unsecured notes, net, and $60,410 of debt premium as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets, gain on sale of discontinued operations, income from discontinued operations and NOI from real estate assets held for sale or that have been sold. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	Q4	YTD	YTD
	2015	2014	2015	2014	2015	2014
Net income	$172,253	$172,197	$208,053	$142,530	$380,306	$313,796
Indirect operating expenses, net of corporate income	14,817	12,343	15,399	12,721	30,215	23,161
Investments and investment management expense	1,073	1,137	1,034	1,290	2,107	2,116
Expensed acquisition, development and other pursuit costs, net of recoveries	673	2,017	1,187	(6,855)	1,860	2,732
Interest expense, net	44,590	43,722	45,573	47,987	90,164	86,255
(Gain) loss on extinguishment of debt, net	(7,749)	412	—	—	(7,749)	412
General and administrative expense	10,335	10,162	10,468	10,715	20,803	19,386
Joint venture income	(13,806)	(7,710)	(34,566)	(5,241)	(48,371)	(12,933)
Depreciation expense	118,627	110,395	116,853	114,084	235,480	216,762
Income tax expense	1,293	58	15	9,332	1,308	70
Casualty and impairment (gain) loss, net	(17,114)	—	5,788	—	(11,326)	—
Gain on sale of real estate assets	(9,625)	(60,945)	(70,958)	(24,470)	(80,583)	(60,945)
Gain on sale of discontinued operations	—	—	—	—	—	(37,869)
Income from discontinued operations	—	—	—	—	—	(310)
NOI from real estate assets sold or held for sale, not classified as discontinued operations	(1,353)	(6,240)	(1,437)	(3,540)	(2,791)	(12,522)
NOI	$314,014	$277,548	$297,409	$298,553	$611,423	$540,111

Established:
New England	$30,985	$30,286	$27,839	$30,499	$58,823	$59,211
Metro NY/NJ	67,880	65,955	65,109	67,486	132,989	129,272
Mid-Atlantic	35,938	36,247	36,031	36,652	71,969	72,551
Pacific NW	13,657	12,654	13,373	12,853	27,030	24,924
No. California	52,635	47,129	49,734	47,645	102,369	91,752
So. California	43,046	40,350	43,517	41,843	86,564	78,841
Total Established	244,141	232,621	235,603	236,978	479,744	456,551
Other Stabilized	36,536	25,600	34,818	36,734	71,353	47,070
Development/Redevelopment	33,337	19,327	26,988	24,841	60,326	36,490
NOI	$314,014	$277,548	$297,409	$298,553	$611,423	$540,111

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or classified as held for sale at December 31, 2013) or assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at June 30, 2015 that are not otherwise classified as discontinued operations).  A reconciliation of NOI from communities sold, classified as discontinued operations or classified as held for sale, to Net Income for these communities is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2015	2014	2015	2014

Income from discontinued operations	$—	$—	$—	$310
Depreciation expense	—	—	—	—

NOI from discontinued operations	$—	$—	$—	$310

Revenue from real estate assets sold or held for sale, not classified as discontinued operations	$2,285	$10,226	$4,809	$20,595
Operating expenses from real estate assets sold or held for sale, not classified as discontinued operations	(932)	(3,986)	(2,018)	(8,073)

NOI from real estate assets sold or held for sale, not classified as discontinued operations	$1,353	$6,240	$2,791	$12,522

Other Stabilized Communities as of January 1, 2015 are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2014, but have stabilized occupancy as of January 1, 2015. Other Stabilized Communities as of January 1, 2015 do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance.  A reconciliation of the ranges provided for Projected FFO per share (diluted) for the third quarter and full year of 2015 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Core FFO per share are as follows:

	Low Range	High Range

Projected EPS (diluted) - Q3 2015	$1.54	$1.58
Projected depreciation (real estate related)	0.89	0.93
Projected gain on sale of operating communities	(0.42)	(0.46)
Projected FFO per share (diluted) - Q3 2015	2.01	2.05

Early extinguishment of debt	(0.13)	(0.13)
Edgewater operating and casualty losses	0.01	0.01
Other non-core items	0.01	0.01
Projected Core FFO per share (diluted) - Q3 2015	$1.90	$1.94

Projected EPS (diluted) - Full Year 2015	$6.04	$6.18
Projected depreciation (real estate related)	3.53	3.67
Projected gain on sale of operating communities	(1.69)	(1.83)
Impairment due to casualty loss	0.03	0.03
Projected FFO per share (diluted) - Full Year 2015	$7.91	$8.05

Non recurring joint venture income and management fees	(0.21)	(0.23)
Edgewater operating losses and casualty gains	(0.05)	(0.07)
Income taxes	0.05	0.07
Gain on sale of real estate	(0.07)	(0.07)
Early extinguishment of debt	(0.17)	(0.17)
Other non-core items	—	0.02
Projected Core FFO per share (diluted) - Full Year 2015	$7.46	$7.60

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for development communities do not include property management fee expense. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2015	2014	2015	2014

Rental revenue (GAAP basis)	$346,559	$330,861	$686,255	$656,412
Concessions amortized	268	1,452	649	3,021
Concessions granted	(34)	(993)	(343)	(2,444)

Rental Revenue with Concessions
on a Cash Basis	$346,793	$331,320	$686,561	$656,989

% change -- GAAP revenue		4.7%		4.5%

% change -- cash revenue		4.7%		4.5%

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2015 is as follows (dollars in thousands):

Year To Date
NOI
NOI for Established Communities	$479,744
NOI for Other Stabilized Communities	71,353
NOI for Development/Redevelopment Communities	60,326
NOI for discontinued operations	—
NOI from real estate assets sold or held for sale, not classified as discontinued operations	2,791
Total NOI generated by real estate assets	614,214
NOI on encumbered assets	147,982
NOI on unencumbered assets	$466,232

Unencumbered NOI	76%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.